                                                                    EXHIBIT 99.1

[SKY LOGO]

FOR IMMEDIATE RELEASE

CONTACT: Marty E. Adams
         CHAIRMAN, PRESIDENT AND CEO
         Sky Financial Group, Inc.
         (419) 254-6182

         Richard T. Flenner, Jr.
         PRESIDENT AND CEO
         GLB Bancorp, Inc.
         (440) 974-0000

SKY FINANCIAL GROUP TO ACQUIRE GLB BANCORP

July 16, 2003 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. and GLB Bancorp, Inc. (Mentor, Ohio, NasdaqSC:GLBK) announced today the execution of a definitive agreement for Sky Financial Group to acquire GLB Bancorp and its wholly-owned subsidiary, Great Lakes Bank. Great Lakes Bank is a $206 million bank that operates 13 full-service branches in the Cleveland, Ohio market. Sky Financial Group and GLB Bancorp anticipate that the transaction will be completed in the 4th quarter of 2003, pending regulatory approvals, the approval of the shareholders of GLB Bancorp and completion of other customary closing conditions.

Under the terms of the agreement, shareholders of GLB Bancorp will receive .74 of a share of Sky Financial Group common stock for each share of GLB Bancorp. Based on Sky Financial's closing price of $22.66 on July 15, 2003, the transaction represents an exchange value of $16.768 for each common share of GLB Bancorp and an aggregate transaction value of $39.8 million.

The agreement provides for the merger of GLB Bancorp into Sky Financial Group, and the subsequent merger of Great Lakes Bank into Sky Bank. Sky Bank is Sky Financial Group's commercial banking affiliate.

"Great Lakes Bank is an excellent fit for Sky Bank and Sky Financial Group," stated Marty E. Adams, Chairman and CEO of Sky. "With our recent acquisition of Metropolitan Bank in Cleveland, Great Lakes will immediately expand our presence in a market that we have identified as a key growth area for Sky."

In May, Sky added the 24 offices of Metropolitan Bank to its regional structure and created its eighth region - the Greater Cleveland Region. Dick Hollington is the regional president for Sky Bank's Greater Cleveland Region. "This acquisition presents a wonderful opportunity for Sky to continue its expansion in the greater Cleveland area. Great Lakes is a good community bank that will help us fill in market areas that we had targeted prior to our expansion into the metropolitan Cleveland area," stated Hollington.

"Sky's history of integrating community banks into its structure is important to our company," said Richard T. Flenner, Jr., President and CEO of GLB Bancorp. "We are excited to be joining one of the top performing banks in the country. This merger allows our employees and customers to take advantage of the many benefits a larger, regional institution can provide."

The merger is expected to be accretive to tangible capital and operating earnings per share in the first full year of operations. Upon completion of the acquisition, on a pro forma basis using June 30, 2003 data, Sky Financial Group will have $12.9 billion in total assets, $8.9 billion in total deposits and $955 million in total shareholders' equity, with approximately 267 financial centers in Ohio, Pennsylvania, West Virginia, Indiana and Michigan.

The information in this press release contains forward-looking statements regarding the expected future financial performance and the closing of the announced acquisition that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

Marty Adams, chairman and CEO, and Kevin Thompson, chief financial officer of Sky Financial Group, will answer questions regarding this acquisition during an overview of second quarter performance to financial analysts in a conference call and simultaneous webcast to be held at 11:00 a.m. E.D.T. on July 17, 2003.

Analysts, media and individual investors are invited to participate in the conference call by calling (800) 810-0924 (confirmation code: 498981). R.S.V.P. is not required. The webcast can be accessed via the Investor Relations section of the Sky website. Participants are encouraged to call in or sign in at least 15 minutes prior to the scheduled conference call time to reserve a spot or download and install the necessary software. A replay of the call will be available from 7:00 p.m., July 17, until midnight, Tuesday, July 22 by calling
(888) 203-1112 (confirmation code: 498981).

ABOUT SKY FINANCIAL GROUP, INC.

Sky Financial Group is a $12.7 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky's asset size places it among the 50 largest bank holding companies in the nation. The company operates over 250 financial centers and over 250 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky's financial service affiliates include: Sky

Bank, commercial and retail banking; Sky Trust, an asset management organization; Sky Financial Solutions, specialized healthcare financing; Sky Access, Internet services; and Sky Insurance and Meyer & Eckenrode Insurance Group, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

ABOUT GLB BANCORP, INC.

Headquartered in Mentor, Ohio, GLB Bancorp, Inc. is a one-bank holding company that holds all of the outstanding common stock of Great Lakes Bank. Great Lakes Bank has $206 million in total assets with 12 branches throughout Lake County and one branch in Cuyahoga County.

                                      -end-